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FORM 5      U.S. SECURITIES AND EXCHANGE COMMISSION        OMB APPROVAL
------               Washington, D.C. 20549           =========================
                                                      OMB Number: 3235-0362
                 ANNUAL STATEMENT OF CHANGES IN       Expires: February 1, 1994
                     BENEFICIAL OWNERSHIP             Estimated average burden
                                                      hours per response...1.0
[_] Check box if no longer subject to Section 16.      -------------------------
    Form 4 or Form 5 obligations may continue.
    See Instruction 1(b).
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(1) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   DICKERSON, MICHAEL
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   (Last)            (First)            (Middle)

   c/o Lakeland Bancorp, Inc.
       250 Oak Ridge Road
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                                    (Street)
   Oak Ridge, NJ  07438
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   (City)            (State)             (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   LAKELAND BANCORP, INC.
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
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4. Statement for Month/Year

   12/31/00
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5. If Amendment, Date of Original (Month/Year)

   5/1/00
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6. Relationship of Reporting Person to Issuer (Check all applicable)

 X
___ Director       ___ 10% Owner        ___ Officer         ___ Other
                                            (give title         (specify below)
                                              below)
                                      0.11%
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           TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED

                                                                               5. Amount of
                                                4. Securities Acquired (A)     Securities Bene-                     7. Nature of
                      2. Trans-     3. Trans-   or Disposed of (D) (Instr.     ficially Owned at   6. Ownership     Indirect
Title of              action Date   action      3, 4, and 5)                   End of Issuer's     Form: Direct     Beneficial
Security              (Month/Day/   Code        ------------------------------ Fiscal Year         (D) or Indirect  Ownership
(Instr. 3)            Year)         (Instr. 8)  Amount     (A) or (D)   Price  (Instr. 3 and 4)    (I) (Instr. 4)   (Instr. 4)
--------------       -------------  ----------- --------  ---------  --------- -----------------  ---------------  ----------------
Lakeland Bancorp, Inc. 10/25/00         E          15590        A       N/K                                  D           * 1
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Common                 11/15/00         S/D          779        A       10.536                               D           * 1
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Common                 11/15/00         S/D          713        A       10.536                               D           *
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Common                 12/22/00         S          16369        D       10.25     14982                      D           *
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

            Table II - Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Conver-  3. Trans-    4. Trans-    5. Number of      6. Date Exercisable and   7. Title and Amount of
Security (Instr. 3)      sion or     action Date  action Code  Derivative Sec-   Expiration Date           Underlying Securities
                         Exercise    (Month/      (Instr. 8)   urities Acquired  (Month/Day/Year)          (Instr. 3 and 4)
                         Price of    Day/Year)                 (A) or Disposed
                         Derivative                            (D) (Instr. 3, 4
                         Security                              and 5)
                                                               ----------------  ------------------------  ----------------------
                                                                                    Date       Expiration             Amount or
                                                                 (A)      (D)    Exercisable      Date       Title    Number of
                                                                                                                       Shares
----------------------   ----------  -----------  -----------  ----------------  ------------------------  ----------------------
    Stock Option
    Right to Purchase       9.38       2/9/00          A        25,000     --        *1          2/8/10      Common     25,000
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

1. Title of Derivative    8. Price of     9. Number of Derivative   10. Ownership of   11. Nature of
Security (Instr. 3)       Derivative      Securities Beneficially   Derivative Sec-    Indirect Bene-
                          Securities      Owned at End of Year      urity: Direct (D)  ficial Ownership
                          (Instr. 5)      (Instr. 4)                or Indirect (I)    (Instr. 4)
                                                                    (Instr. 4)
------------------------  --------------  ------------------------  -----------------  ----------------
     Stock Option
     Right to Purchase          --            25,000                       D                  --
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

*1 Stock Option pursuant to company's 2000 Equity program and vest in 20% annual installments beginning first 12 months after grant date.

Explanation of Responses:
-------------------------
*2  Held for Michael Dickerson by Broker: Ryan, Beck
*1  Held in Esop - Employee Stock Option Plan for Michael Dickerson

Codes:  E   - Employee Stock Option Plan
        S/D - Stock Dividend
        S   - Sale

                                /s/ Michael S. Dickerson              1/18/01
                                --------------------------------  -------------
                                ** Signature of Reporting Person       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 7811(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see instruction 6 for procedure.